Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this registration statement on Form S-1 of (i) our report dated November 1, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of Duncan Energy Partners Predecessor from the separate records maintained by Enterprise Products Partners L.P.), relating to the combined financial statements and financial statement schedule of Duncan Energy Partners Predecessor as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, (ii) our report dated November 1, 2006, with respect to the balance sheet of Duncan Energy Partners L.P. as of September 30, 2006, and (iii) our report dated November 1, 2006, with respect to the balance sheet of DEP Holdings, LLC as of October 31, 2006 appearing in the prospectus, which is part of this registration statement.
We also consent to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas

November 1, 2006